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                                                                     EXHIBIT 11

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                              YEAR ENDED           YEAR ENDED
                                                MAY 31,              MAY 31,
                                                 1996                 1995

Weighted average common
  shares outstanding . . . . . . . . .           2,175,146           1,379,960
Weighted average cumulative
  preferred shares outstanding . . . .             568,236             669,444
Effect of options granted within
  one year prior to the offering . . .             182,605             234,686
                                           ---------------     ---------------

  Total. . . . . . . . . . . . . . . .           2,925,987           2,284,090
Net loss:
  Continuing operations. . . . . . . .    $     (4,400,592)   $     (4,839,651)
  Discontinued operations. . . . . . .            (226,044)         (4,683,820)
                                           ---------------     ---------------

  Net loss . . . . . . . . . . . . . .          (4,626,636)         (9,523,471)
  Less: accrued dividends. . . . . . .            (602,500)                -
                                           ---------------     ---------------

  Adjusted net loss. . . . . . . . . .          (5,229,136)         (9,523,471)
Net loss
  per common share:
  Continuing operations. . . . . . . .    $          (1.71)   $          (2.12)
  Discontinued operations. . . . . . .               (0.08)              (2.05)
                                           ---------------     ---------------

  Net loss
  per common share . . . . . . . . . .    $          (1.79)   $          (4.17)
                                           ---------------     ---------------
                                           ---------------     ---------------